EXHIBIT 99.1

SYSCO Corporation                            NEWS RELEASE
1390 Enclave Parkway                         ------------
Houston, Texas 77077-2099
(281) 584-1390
                                    FOR MORE INFORMATION
FOR IMMEDIATE RELEASE               Contact:  Diane Day Sanders
                                              Vice President and Treasurer
                                              (281) 584-1303


                             SYSCO INTERNATIONAL CO.
                   SELLS $200 MILLION IN SENIOR NOTES DUE 2012

     HOUSTON, May 23, 2002 - SYSCO International Co., a wholly-owned subsidiary of SYSCO Corporation (NYSE:SYY), has sold $200 million of senior notes due June 1, 2012 in a private offering with registration rights. The notes bear interest at a rate of 6.10 percent per annum, which will be paid on December 1 and June 1, beginning December 1, 2002. The notes are fully and unconditionally guaranteed by SYSCO Corporation, are unsecured, include a redemption privilege which allows the company to retire the notes at any time prior to maturity with a make whole provision and are not subject to any sinking fund requirement. Proceeds from the offering will be used to repay commercial paper issued by SYSCO International Co. in connection with the acquisition of the SERCA foodservice business in Canada.

     The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and were offered and sold only to qualified institutional buyers in reliance on Section 4(2) under the Securities Act. Unless registered, the notes may not be offered or sold in the United States except pursuant to Rule 144A or another applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

     SYSCO is the largest foodservice marketing and distribution organization in North America. Generating sales of approximately $22.6 billion for calendar year 2001, the company provides products and services to over 400,000 customers, including restaurants, healthcare and educational facilities, lodging establishments and other foodservice operations. The SYSCO distribution network, supported by more than 46,000 employees, currently extends throughout the United States and Canada. For more information about SYSCO, visit the company's home page at www.sysco.com.


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